Exhibit 4.1

EXECUTION VERSION

PARENT GUARANTEE

This Parent Guarantee is made as of February 18, 2022 (this “Parent Guarantee”), by each of the guarantors named on the signature pages hereto (each, a “Parent Guarantor” and, collectively, the “Parent Guarantors”) in favor of (i) the Holders of each series of Notes listed on Schedule I hereto (each, a “Note” and, collectively, the “Notes”) and issued by Targa Resources Partners LP, a Delaware limited partnership (“Targa Resources Partners”), and Targa Resources Partners Finance Corporation, a Delaware corporation (together with Targa Resources Partners, the “Issuers”); and (ii) U.S. Bank National Association, as trustee (the “Trustee”) under each of the Indentures, as supplemented, listed on Schedule I hereto (each, an “Indenture” and, collectively, the “Indentures”).

INTRODUCTION

A.    The Issuers have heretofore executed and delivered to the Trustee each of the Indentures providing for the issuance of the Notes.

B.    The Parent Guarantors have agreed to unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indentures on the terms and conditions set forth herein.

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the applicable Indenture.

2.    Parent Guarantee.

(a)    Subject to the terms and conditions set forth herein, each of the Parent Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the applicable Indenture, the applicable Notes or the obligations of the Issuers thereunder, that:

(1)    the principal of and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantors will be jointly and severally obligated to pay the same immediately. Each Parent Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Parent Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the applicable Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the applicable Indenture or as otherwise provided herein or therein.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to any of the Issuers, the Parent Guarantors, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuers, the Parent Guarantors or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Parent Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Parent Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Parent Guarantor further agrees that, as between the Parent Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the applicable Indenture for the purposes of this Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the applicable Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Parent Guarantors for the purpose of this Parent Guarantee. The Parent Guarantors will have the right to seek contribution from any non-paying Parent Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Parent Guarantee.

3.    Limitation on Parent Guarantor Liability.

Each Parent Guarantor hereby confirms, and by its acceptance of this Parent Guarantee each Holder is deemed to have confirmed, that it is the intention of all such parties that the Parent Guarantee of such Parent Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Parent Guarantee. To effectuate the foregoing intention, the obligations of such Parent Guarantor under this Parent Guarantee are hereby limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Parent Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Parent Guarantor in respect of the obligations of such other Parent Guarantor under this Parent Guarantee or any Guarantor under Article 10 of the applicable Indenture, result in the obligations of such Parent Guarantor under its Parent Guarantee not constituting a fraudulent transfer or conveyance.

4.    Releases.

(a)    In the event of (x) the liquidation or dissolution of any Parent Guarantor or (y) any sale or other disposition of all or substantially all of the properties or assets of any Parent Guarantor by way of merger, consolidation or otherwise, or a sale or other disposition of Capital Stock of any Parent Guarantor, in each case of this clause (y) to a Person that is not (either before or after giving effect to such transactions) a Parent Guarantor or Targa Resources Partners or a Restricted Subsidiary of Targa Resources Partners, then such Parent Guarantor will be released and relieved of any obligations under its Parent Guarantee.

(b)    Upon Legal or Covenant Defeasance in accordance with Article 8 of any Indenture or satisfaction and discharge of any Indenture in accordance with Article 11 thereof, each Parent Guarantor will be released and relieved of any obligations under its Parent Guarantee with respect to such Indenture.

Any Parent Guarantor not released from its obligations under its Parent Guarantee as provided in this Section 4 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of such Parent Guarantor under the Indentures as provided in this Parent Guarantee.

5.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any of the Parent Guarantors, as such, shall have any liability for any obligations of the Issuers or any Parent Guarantor or Guarantor under the Notes, any Parent Guarantees, any Note Guarantees or any of the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes is hereby deemed to waive and release all such liability. The waiver and release are part of the consideration for, and a limitation on, this Parent Guarantee.

6.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS PARENT GUARANTEE.

7.    Counterparts. The parties may sign any number of copies of this Parent Guarantee. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signatures on following pages]

The parties hereto have caused this Parent Guarantee to be duly executed as of the date first above written.

TARGA RESOURCES CORP.
TARGA RESOURCES LLC
TARGA LP INC.
TARGA GP INC.
TARGA RESOURCES GP LLC
TARGA ENERGY GP LLC
TARGA RESOURCES FINANCE CORPORATION

By:	/s/ Scott Rogan
Name: Scott Rogan
Title: Senior Vice President – Finance and Treasurer

TARGA ENERGY LP

By:	Targa Energy GP LLC, its general partner

By:	/s/ Scott Rogan
Name: Scott Rogan
Title: Senior Vice President – Finance and Treasurer

[Signature Pages to Parent Guarantee]

Schedule I

1.

Indenture dated as of October 6, 2016, as supplemented by the Supplemental Indenture dated as of March 10, 2017, the Supplemental Indenture dated as of June 16, 2017, the Supplemental Indenture dated as of December 18, 2017, the Supplemental Indenture dated as of January 9, 2018, the Supplemental Indenture dated July 24, 2018, the Supplemental Indenture dated as of July 19, 2019, the Supplemental Indenture dated as of February 20, 2020, the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 5 1/8% Senior Notes due 2025 (redeemed) and 5 3/8% Senior Notes due 2027.

2.

Indenture dated as of October 17, 2017, as supplemented by the Supplemental Indenture dated as of December 18, 2017, the Supplemental Indenture dated as of January 9, 2018, the Supplemental Indenture dated as of July 24, 2018, the Supplemental Indenture dated as of July 19, 2019, the Supplemental Indenture dated as of February 20, 2020, the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 5% Senior Notes due 2028.

3.

Indenture dated as of April 12, 2018, as supplemented by the Supplemental Indenture dated as of July 24, 2018, the Supplemental Indenture dated as of July 19, 2019, the Supplemental Indenture dated as of February 20, 2020, the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 5 7/8% Senior Notes due 2026.

4.

Indenture dated as of January 17, 2019, as supplemented by the Supplemental Indenture dated as of July 19, 2019, the Supplemental Indenture dated as of February 20, 2020, the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 6 1/2% Senior Notes due 2027 and 6 7/8% Senior Notes due 2029.

5.

Indenture dated as of November 27, 2019, as supplemented by the Supplemental Indenture dated as of February 20, 2020, the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 5 1/2% Senior Notes due 2030.

Schedule I

6.

Indenture dated as of August 18, 2020, as supplemented by the Supplemental Indenture dated as of September 17, 2020, the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 4 7/8% Senior Notes due 2031.

7.

Indenture dated as of February 2, 2021, as supplemented by the Supplemental Indenture dated September 17, 2021, the Supplemental Indenture dated as of November 30, 2021 and the Supplemental Indenture dated as of January 28, 2022, among the Issuers, the Guarantors named therein and the Trustee, relating to the Issuers’ 4% Senior Notes due 2032.

Schedule I